Exhibit 10.10

EXECUTION COPY

FEDERAL HOME LOAN MORTGAGE CORPORATION

Series M012, Class A2 Certificates

Series M013, Class A Certificates

Series M014, Class A Certificates

CERTIFICATE PLACEMENT AGREEMENT

December 27, 2007

Centerline Holding Company

625 Madison Avenue

New York, N.Y. 10022

Federal Home Loan Mortgage Corporation

8200 Jones Branch Drive

McLean, Virginia 22102-3107

Ladies and Gentlemen:

The undersigned, Morgan Stanley & Co. Incorporated (the “Placement Agent”), offers to enter into the following agreement (the “Certificate Placement Agreement”) with you, Centerline Holding Company, a Delaware statutory trust (“Centerline”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a corporation duly organized and existing under and by virtue of the laws of the United States (12 U.S.C. §§1451-59), which agreement, upon your written acceptance of this offer, will be binding upon you and upon the Placement Agent. This agreement relates to the purchase by the Placement Agent from Centerline of newly-issued Freddie Mac Multifamily Variable Rate Certificates, Series M012, Class A2 (the “Series M102 Class A2 Certificates”) and Series M013, Class A (the “Series M013 Class A Certificates”) and Freddie Mac Taxable Multifamily Variable Rate Certificates, Series M014, Class A (the “Series M014 Class A Certificates” and, together with the Series M012 Class A2 Certificates and the Series M013 Class A Certificates, each a “Series” and collectively the “Certificates”).

SECTION 1.    Purchase and Sale of the Certificates.  Subject to the terms and conditions hereof and on the basis of the representations, warranties and agreements set forth herein, the Placement Agent hereby agrees to purchase from Centerline the principal amount of the Certificates set forth on Schedule I hereto (the completion of such purchase and sale being herein sometimes called the “Closing”).  The Certificates of each Series will represent undivided interests in a pool of  assets (each, a “Series Pool”) to be formed by Freddie Mac.  Each Series Pool will consist of the assets (the “Assets”) delivered to Freddie Mac in exchange for the Certificates (and related classes of certificates) pursuant to that certain Bond Exchange and Sale Agreement dated as of December 1, 2007 (the “Bond Exchange and Sale Agreement”) among

Freddie Mac, the transferors identified therein (the “Transferors”) and Centerline Sponsor 2007-1 Securitization, LLC (the “Sponsor”).

The consideration for the Certificates shall be the purchase price (the “Purchase Price”), together with accrued interest at the initial interest rate thereon (the “Initial Interest Rate”) from December 1, 2007 to but not including the Closing Date (as hereinafter defined), each as identified on Schedule I .

The Certificates will be issued pursuant to three Series Certificate Agreements, each dated as of December 1, 2007, as supplemented by the Standard Terms of the Series Certificate Agreement, each dated as of December 1, 2007 (together, the “Series Certificate Agreements”).

Unless otherwise defined herein or the context clearly requires otherwise, all capitalized terms in this Certificate Placement Agreement shall have the respective meanings ascribed to them in the Series Certificate Agreements.

SECTION 2.    Offering Circular.  Freddie Mac has delivered to Centerline and to the Placement Agent (i) an offering circular relating to Freddie Mac Multifamily Variable Rate Certificates dated December 1, 2007 together with offering circular supplements relating to each of the Series M012 Class A2 Certificates and the Series M013 Class A Certificates and (ii) an offering circular relating to Freddie Mac Taxable Multifamily Variable Rate Certificates dated December 1, 2007 together with an offering circular supplement relating to the Series M014 Class A Certificates, which incorporate by reference Freddie Mac’s information statement dated March 23, 2007 and each and every supplement to such information statement (collectively, the “Information Statement”), which Information Statement consists of financial and other information in respect of Freddie Mac.  Each such offering circular, offering circular supplement and Information Statement are hereinafter referred to together as the “Offering Circular.”  Freddie Mac will furnish to Centerline and the Placement Agent, and respective counsel for Centerline and the Placement Agent, copies of (a) the Series Certificate Agreement for each Series of Certificates, relating to the maintenance, transfer and payment of the related Series of Certificates and (b) the Offering Circular, and any amendments and supplements to the documents listed in the immediately preceding items (a) and (b).

SECTION 3.    Representations and Warranties of Freddie Mac.  Freddie Mac represents and warrants to the Placement Agent as follows:

(a)           Freddie Mac is a corporate instrumentality of the United States created pursuant to an Act of Congress on July 24, 1970 (Title III of the Emergency Home Finance Act of 1970, as amended, 12 U.S.C. §§1451-1459, hereinafter referred to as the “Freddie Mac Act”), with full power and authority to conduct its business as described in the Offering Circular, to execute, deliver and perform this Certificate Placement Agreement, to create and sell the Certificates and to sell the Certificates pursuant to this Certificate Placement Agreement.

(b)           This Certificate Placement Agreement has been duly and validly authorized, executed and delivered by Freddie Mac and each Series Certificate Agreement has been duly authorized by Freddie Mac; this Certificate Placement Agreement does, and each Series

Certificate Agreement when executed and delivered by Freddie Mac will, constitute the legal, valid, binding and enforceable obligation of Freddie Mac, except as may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, receivership, liquidation, readjustment of debt or other similar laws relating to or affecting creditors’ rights generally, and subject to the qualification that the remedies of specific performance, injunction and other forms of equitable relief (regardless of whether enforcement is sought in a proceeding at law or in equity) may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought; and Freddie Mac has duly and validly authorized all necessary action to be taken by it for the delivery of the Offering Circular.

(c)           The creation and sale of the Certificates have been duly and validly authorized by Freddie Mac by all necessary action on the part of Freddie Mac.  Each Series of Certificates will represent beneficial ownership interests in the related Series Pool to be formed by Freddie Mac consisting of the related Assets.  On the Closing Date each of the Certificates will be validly issued and outstanding.

(d)           Any required approval, authorization, consent or action of the Freddie Mac Board of Directors has been received or taken, and no approval, authorization, consent or action of, or filing with, any governmental or public regulatory body or authority that has not previously been received or taken or deemed by statute to have been received or taken, is required for the due authorization, creation and sale by Freddie Mac of the Certificates, or the due authorization of this Certificate Placement Agreement and the Series Certificate Agreements or is otherwise required in connection with the valid execution, delivery or performance of the terms thereof by Freddie Mac.

(e)           Neither the creation or sale of the Certificates, nor the execution or delivery of this Certificate Placement Agreement and the Series Certificate Agreements, nor the fulfillment of or compliance with the terms and provisions thereof by Freddie Mac will (i) violate any United States law or regulation or any order, writ, injunction or decree of any court or governmental instrumentality binding on Freddie Mac, (ii) result in a breach of any of the terms or provisions of or constitute a default under, or an event which, with notice or lapse of time, or both, would constitute a default under, the provisions of any mortgage, indenture, agreement or instrument to which Freddie Mac is a party or by which it or its property is bound or (iii) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Freddie Mac pursuant to the terms of the Freddie Mac Act, the Bylaws of Freddie Mac or any such mortgage, indenture, agreement or instrument.

(f)            Except as set forth in the Information Statement, there are no actions, suits, proceedings or investigations pending or threatened against Freddie Mac or any of its property, at law or in equity or before or by any United States Federal or state commission, regulatory body or administrative agency or other governmental body or before or by any other regulatory body, administrative agency or governmental body, the outcome of which if adversely determined would have a material adverse effect on the business or property of Freddie Mac or which in any way would prevent, interfere with or materially and adversely affect the creation and sale by Freddie Mac of the Certificates, the execution and delivery by Freddie Mac of this Certificate Placement Agreement and the Series Certificate Agreements or the performance by Freddie Mac of its obligations thereunder.

(g)           The financial statements with respect to Freddie Mac incorporated into the Offering Circular have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods concerned (except as otherwise disclosed in the notes to such financial statements), and fairly present the financial position and results of operations of Freddie Mac at the respective dates and for the respective periods indicated therein.

Any certificates signed by an officer of Freddie Mac and delivered to the Placement Agent at the Closing shall be deemed a representation and warranty by Freddie Mac to the Placement Agent as to the statements made therein.  Any such certificate may rely as to matters of law upon the opinion of the Executive Vice President, General Counsel and Corporate Secretary (or a Deputy General Counsel) of Freddie Mac dated the Closing Date, delivered pursuant to Section 7(c)(iv) of this Certificate Placement Agreement.

SECTION 4.    Representations and Warranties of Centerline.  Centerline represents and warrants to the Placement Agent as follows:

(a)           Centerline is a trust and each of its subsidiaries is a trust, corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with full power and authority to conduct its business, deliver and perform this Certificate Placement Agreement and to sell Certificates pursuant to this Certificate Placement Agreement.

(b)           This Certificate Placement Agreement has been duly and validly authorized, executed and delivered by Centerline and constitutes the legal, valid, binding and enforceable obligation of Centerline, except as may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, receivership, liquidation, readjustment of debt or other similar laws relating to or affecting creditors’ rights generally, and subject to the qualification that the remedies of specific performance, injunction and other forms of equitable relief (regardless of whether enforcement is sought in a proceeding at law or in equity) may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

(c)           Any required approval, authorization, consent or action of the Centerline Board of Trustees has been received or taken, and no approval, authorization, consent or action of, or filing with, any governmental or public regulatory body or authority that has not previously been received or taken or deemed by statute to have been received or taken, is required for the sale by Centerline of the Certificates, or the due authorization of this Certificate Placement Agreement, or is otherwise required in connection with the valid execution, delivery or performance of the terms hereof by Centerline.

(d)           Neither the sale of the Certificates, nor the execution or delivery of this Certificate Placement Agreement nor the fulfillment of or compliance with the terms and provisions thereof by Centerline will (i) violate any United States law or regulation or any order, writ, injunction or decree of any court or governmental instrumentality binding on Centerline, (ii) result in a breach of any of the terms or provisions of or constitute a default under, or an event which, with notice or lapse of time, or both, would constitute a default under, the provisions of any mortgage, indenture, agreement or instrument to which Centerline is a party or by which it or its property is bound or (iii) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Centerline pursuant to the terms of such mortgage, indenture, agreement or instrument.

Any certificates signed by an officer of Centerline and delivered to the Placement Agent at the Closing shall be deemed a representation and warranty by Centerline to the Placement Agent as to the statements made therein. Any such certificate may rely as to matters of law upon the opinion counsel dated the Closing Date, delivered pursuant to Section 7(c)(viii) of this Certificate Placement Agreement.

SECTION 5.    Closing.  At 10:00 a.m., New York time on December 27, 2007, or on a later date as may be agreed by Freddie Mac, Centerline and the Placement Agent (the “Closing Date”), (a) Freddie Mac shall cause the transfer of the Certificates (together with related Classes of each Series) to the Transferors in exchange for the Assets to be transferred to Freddie Mac for inclusion in the respective Series Pools, (b) Centerline shall cause the Transferors to transfer the Certificates to Centerline and (c) Centerline shall sell the Certificates to the Placement Agent.  The Placement Agent shall specify the account or accounts in which the Certificates are to be deposited in advance of the Closing Date.

Such issuance and deposit of the Certificates shall be made against payment by the Placement Agent of the Purchase Price for the Certificates.  Unless otherwise agreed in writing by Freddie Mac, Centerline and the Placement Agent, the Closing shall occur at the offices of Ballard Spahr Andrews & Ingersoll LLP, 601 13th Street, N.W., Suite 1000-S, Washington, D.C. 20005.

It is a condition to the obligations of the Placement Agent, Centerline and Freddie Mac to consummate the transactions herein that the Certificates be issued to the Transferors pursuant to the Bond Exchange and Sale Agreement.

SECTION 6.    Conditions to the Obligations of Centerline.  The obligation of Centerline to sell and deliver the Certificates on the Closing Date shall be subject to the performance prior to or concurrently with the Closing by the Placement Agent of its obligations to be performed under this Certificate Purchase Agreement.

SECTION 7.    Conditions to the Obligations of the Placement Agent.  The obligation of the Placement Agent to purchase and pay for the Certificates on the Closing Date shall be subject to the performance prior to or concurrently with the Closing by Freddie Mac and Centerline of each of its obligations to be performed under this Certificate Placement Agreement and the accuracy of the representations and warranties of each of Freddie Mac and Centerline contained herein as of the date hereof and as of the Closing Date (it being specifically understood that for purposes of satisfying this condition and the conditions in paragraph (b) of this Section, the term “Offering Circular” shall include any amendments or supplements thereto pursuant to Section 2 hereof), and shall also be subject to the following additional conditions:

(a)           The Assets shall have been delivered to Freddie Mac or its agent,  and the Certificates shall be validly issued and outstanding and all conditions to the issuance and sale to Centerline of such certificates, shall have been satisfied.

(b)           The Series Certificate Agreements shall have been duly authorized, executed and delivered and shall be in full force and effect, and each of the foregoing and the Offering Circular (and any amendments or supplements thereto but not including amendments or supplements to the Information Statement or the Offering Circular) shall not have been amended, modified or supplemented except as may have been agreed to by the Placement Agent.

(c)           At or prior to the Closing, the Placement Agent shall have received the following documents, in each case satisfactory in form and substance to the Placement Agent and to counsel for the Placement Agent:

(i)            Copies of all resolutions and certificates of Freddie Mac relating to the authorization, creation and sale of the Certificates duly certified by appropriate officials of Freddie Mac.

(ii)           A copy of the Freddie Mac Act and Bylaws of Freddie Mac as of the Closing Date, certified by the Secretary or Assistant Secretary of Freddie Mac.

(iii)          A certificate, dated the Closing Date, of the Vice President—Multi-Class Issuance of Freddie Mac (or his delegatee) to the effect that, (1) to the best knowledge of such official, (x) the representations and warranties of Freddie Mac contained in Section 3 hereof are true and correct on and as of the Closing Date as if such representations and warranties had been made on and as of the Closing Date and (y) Freddie Mac has complied with all the terms of this Certificate Placement Agreement and the Series Certificate Agreements to be complied with by it prior to or concurrently with the Closing and (2)(x) the Assets underlying the Certificates have been, as of the Closing Date, identified to the related Series Pool on the books and records of Freddie Mac, (y) no other property of Freddie Mac has been identified to the related Series Pool and (3) Freddie Mac has been identified as the holder of each of the Assets included in the related Series Pool.

(iv)          An opinion, dated the Closing Date, addressed to Freddie Mac and the Placement Agent, of the Senior Vice President, General Counsel and Corporate Secretary or a Deputy General Counsel of Freddie Mac, in substantially the form attached as Exhibit A-1 to this Certificate Placement Agreement.

(v)           Copies of all resolutions of Centerline relating to the sale of the Certificates duly certified by an officer of the manager of Centerline.

(vi)          A copy of the certificate of formation and trust agreement of Centerline  as of the Closing Date, certified by an officer of the manager of Centerline.

(vii)         A certificate, dated the Closing Date, of an officer of the manager of Centerline to the effect that, (1) to the best knowledge of such officer (x) the representations and warranties of Centerline contained in Section 4 hereof are true and correct on and as of the Closing Date as if such representations and warranties had been made on and as of the Closing Date and (y) Centerline has complied with all the terms of this Certificate Placement Agreement to be complied with by it prior to or concurrently with the Closing and (2) Centerline is the beneficial owner of the Certificates.

(viii)        An opinion of counsel, dated the Closing Date, addressed to the Placement Agent, in substantially the form attached as Exhibit A-2 to this Certificate Placement Agreement.

(d)           In addition, Deloitte & Touche LLP shall have provided to the Placement Agent, Centerline and Freddie Mac at the time of delivery of the Offering Circular to the Placement Agent, a letter, dated the date of this Certificate Placement Agreement in form and substance satisfactory to the Placement Agent, with respect to certain information provided by Freddie Mac and contained in the Offering Circular concerning the Certificates, and, at the Closing, a letter, dated the Closing Date, in form and substance satisfactory to the Placement Agent, with respect to the calculation of certain other information concerning the Certificates.

(e)           Subsequent to the respective dates as of which information is given in the Offering Circular, there shall not have been any change or any development involving a prospective change in or affecting the business, financial condition or properties of Freddie Mac which change or development is, in the reasonable opinion of the Placement Agent so material and adverse as to make it impracticable or inadvisable to proceed with the Offering Circular.

(f)            The executed copies of the Series Certificate Agreements as authorized, adopted and executed by Freddie Mac shall have been delivered to the Placement Agent or its counsel.

If Freddie Mac or Centerline shall be unable to satisfy the conditions to the obligations of the Placement Agent contained in this Certificate Placement Agreement or if the obligations of the Placement Agent shall be terminated for any reason permitted by this Certificate Placement Agreement, this Certificate Placement Agreement may be cancelled by the Placement Agent, and, upon such cancellation, none of the Placement Agent, Centerline or Freddie Mac shall be under further obligation hereunder.

SECTION 8.    Expenses.    All expenses incurred by Freddie Mac, Centerline or the Placement Agent in performance of their obligations hereunder, including the fees and expenses of its respective counsel, shall be borne by the party incurring such expense, subject to the terms of the engagement letter dated on or about December 18, 2007 between Centerline Capital Group, Inc. and the Placement Agent.  The expenses incurred by Freddie Mac or Centerline shall also include, but not be limited to, (a) all expenses in connection with the deposit and delivery of the Certificates pursuant to this Agreement and (b) all expenses in connection with the printing and delivery of the Series Certificate Agreements, if any.

SECTION 9.    Freddie Mac Acknowledgement and Agreement.

Freddie Mac acknowledges that the Placement Agent is acting as purchaser of the Certificates from Centerline and seller of such Certificates to Freddie Mac as an accommodation to Freddie Mac and agrees that the Placement Agent shall not be liable to Freddie Mac in connection with such purchase and sale, and in particular shall have no responsibility or liability for the contents of the Offering Circular.

SECTION 10.    Representations of the Placement Agent.  The Placement Agent has complied with all applicable laws and regulations in connection with its performance of this Certificate Placement Agreement and the offer, sale or delivery of the Certificates or distribution of the Offering Circular in each jurisdiction where such offers, sales, deliveries or distributions occur, including, but not limited to, compliance with (a) securities laws in such jurisdiction, (b) the anti-bribery provisions of the Foreign Corrupt Practices Act, as amended, (c) the Bank Secrecy Act (including as amended by the USA PATRIOT Act) and its implementing regulations or any similar U.S. federal, state or foreign law or regulation and (d) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, to the extent the foregoing laws and regulations are applicable to the Placement Agent.

SECTION 11.    Termination.  This Certificate Placement Agreement shall be subject to termination in the Placement Agent’s absolute discretion, by notice given to Freddie Mac and Centerline, if (a) after the execution and delivery of this Certificate Placement Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Freddie Mac or its affiliates shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, or any major disruption of settlement of securities or clearance in the United States that, in the judgment of the Placement Agreement, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (iv) above, such event singly or together with any other such event, makes it, in the judgment of the Placement Agent, impracticable to market the Certificates on the terms and in the manner contemplated in the Offering Circular.

SECTION 12.    Notices.   Any notice or other communication to be given to Freddie Mac under this Certificate Placement Agreement may be given by delivering the same in writing at Freddie Mac’s address set forth above, Attention:  Michael L. Dawson, Vice President, Multi-Class Issuance, with a copy to, Managing Associate General Counsel — Mortgage Securities, fax: (703) 903-2768, any notice or other communication to be given to Centerline under this Certificate Placement Agreement may be given by delivering the same in writing at Centerline’s address set forth above, Attention:  John D’Amico, with a copy to Greenberg, Traurig, LLP, 2700 Two Commerce Square, 2001 Market Street, Philadelphia, Pa., 19103, Attention: Michael L. Lehr, fax: (215) 988-7801 and any notice or other communication to be given to the Placement Agent under this Certificate Placement Agreement may be given by delivering the same in writing to Morgan Stanley & Co. Incorporated, 1585 Broadway,  New York, New York  10036, Attention: James Y. Lee.  Any such notice shall be delivered or sent by mail, electronic mail or facsimile transmission.

SECTION 13.    Parties in Interest; Survival of Representations and Warranties.  This Certificate Placement Agreement is made solely for the benefit of Freddie Mac and the Placement Agent (including any successor to Freddie Mac or the Placement Agent) and the officers, directors, employees and controlling persons thereof, and no other person shall acquire or have any right hereunder or by virtue hereof.  All the representations, warranties and agreements made by Freddie Mac in this Certificate Placement Agreement shall remain operative and in full force and effect, regardless of (a) any investigations made by or on behalf of the Placement Agent and (b) sale of and payment for the Certificates hereunder.  The provisions of Section 9 and this Section 12 shall survive the termination or cancellation of this Certificate Placement Agreement.

SECTION 14.    Headings.  The headings of the sections of this Certificate Placement Agreement are inserted for convenience only and shall not be deemed to be part hereof.

SECTION 15.    Applicable Law.  This Certificate Placement Agreement shall be construed in accordance with and governed by the laws of the United States.  Insofar as there may be no applicable precedent and insofar as to do so would not frustrate the purposes of the Freddie Mac Act or any provision of this Certificate Placement Agreement or the transactions governed thereby, the local laws of the State of New York shall be deemed reflective of the laws of the United States.

SECTION 16.    Waiver.  Any party to this Certificate Placement Agreement may, at any time, waive its rights pursuant to any term or requirement hereof by delivering notice of such waiver to the other parties.

SECTION 17.    Successors and Assigns. This Certificate Placement Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors and controlling persons referred to in Section 9, and no other person will have any right or obligation hereunder. This Certificate Placement Agreement shall not be assigned by any party without the prior written consent of each other party hereto.

SECTION 18.    Counterparts. This Certificate Placement Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 19.    Entire Agreement. This Certificate Placement Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Certificate Placement Agreement) that relate to the offering of the Certificates, represents the entire agreement between Freddie Mac, Centerline, and the Placement Agent with respect to the preparation of the Offering Circular, and the conduct of the offering, and the purchase and sale of the Certificates.

SECTION 20.    Fiduciary Duty.  Freddie Mac and Centerline acknowledge that in connection with the offering of the Certificates:  (a) the Placement Agent has acted at arms length, is not an agent of, and owes no fiduciary duty to, Freddie Mac, Centerline or any other person, (b) the Placement Agent owes Freddie Mac and Centerline only those duties and obligations set forth in this Certificate Placement Agreement and (c) the Placement Agent may have interests that differ from those of Freddie Mac or Centerline. Freddie Mac and Centerline waive to the full extent permitted by applicable law any claims each may have against the Placement Agent arising from an alleged breach of fiduciary duty in connection with the offering of the Certificates.

SECTION 21.    Miscellaneous. This Certificate Placement Agreement supersedes all prior or contemporaneous oral or written agreements and understandings between the parties hereto relating to the subject matter hereof.  Neither this Certificate Placement Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought.

[Remainder of page intentionally left blank.]

If you agree with the foregoing, please sign the enclosed counterpart of this letter and return it to the Placement Agent.  This letter shall become a binding agreement between you and the Placement Agent when at least one counterpart of this letter shall have been signed by or on behalf of each of the parties hereto.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Warren H. Friend
Warren H. Friend
Managing Director

[SIGNATURE PAGE TO CERTIFICATE PLACEMENT AGREEMENT]

The foregoing is hereby accepted as
  of the date first written above:

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Michael L. Dawson
Michael L. Dawson
Vice President, Multiclass Issuance

[SIGNATURE PAGE TO CERTIFICATE PLACEMENT AGREEMENT]

The foregoing is hereby accepted as
  of the date first written above:

CENTERLINE HOLDING COMPANY, a Delaware
statutory trust

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
President

[SIGNATURE PAGE TO CERTIFICATE PLACEMENT AGREEMENT]

SCHEDULE I

Class of Certificates	Original Principal Amount	Initial Interest Rate	Purchase Price*
Series M012 Class A2 Certificates	$1,654,120,947	5.125%	100%
Series M013 Class A Certificates	$598,061,333	5.20%	100%
Series M014 Class A Certificates	$30,850,060	5.602%	100%

AGGREGATE TOTAL ORIGINAL PRINCIPAL AMOUNT OF CERTIFICATES: $2,283,032,340

AGGREGATE PURCHASE PRICE: 100%

*Plus interest accrued at the Initial Interest Rate from December 1, 2007 to but excluding the Closing Date.